EXHIBIT 12.1            UNIFRAX CORPORATION COMPUTATION OF RATIO OF EARNINGS TO
                        FIXED CHARGES

                                              Year Ended         Year Ended
                                          December 31, 1996   December 31, 1997
                                            (in thousands)     (in thousands)

Earnings from continuing operations before
   income taxes                                  $20,183           $ 7,502
Fixed charges
     Interest                                      2,246            12,537
     Imputed interest on operating lease
        obligations                                  286               403
                                                 -------           -------
                                                   2,532            12,940
Adjusted earnings available for payment of
   fixed charges                                 $22,715           $20,442
                                                 -------           -------
Ratio of earnings to fixed charges                   9.0               1.6
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